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                                                                   Exhibit 10.10



                                January 18, 1995

Mr. Gary G. Dillon
Schwitzer U.S. Inc.
P.O. Box 15075
Asheville, North Carolina 28813

     Re:  EXECUTIVE EMPLOYMENT AND COMPENSATION AGREEMENT

Dear Gary:

1. This letter serves to restate in its entirety the Agreement entered into effective as of April 1, 1989 by and between you and Schwitzer U.S., Inc. ("Schwitzer"), and as subsequently amended by letters dated August 27, 1990 and September 28, 1992 and resolution of the Board of Directors of Schwitzer on October 18, 1994 (the terms of which are detailed in correspondence dated November 22, 1994 from Peter S. Egan of Hewitt Associates). The terms of this restated Agreement are effective as of January 1, 1995.

2. You have been employed by Schwitzer as President and Chief Executive Officer since April 1, 1989, and have agreed to continue employment as President and Chief Executive Officer beyond your planned retirement date of October 31, 1994. In this capacity you are entitled to the following:

     a. An annual salary of $297,000, as increased from time to time by the Board of Directors of Schwitzer.

     b. Benefits as described in, and in accordance with, Schwitzer's benefit plans.

     c. An annual bonus awarded under the Executive Incentive Compensation Plan equal to a percentage of your annual salary. The amount of bonus that you actually receive, if any, will depend on the achievement of corporate and your individual goals, and will be in amount ranging from a cut-in rate equal to 0% of your annual salary, a par rate equal to 50% of your annual salary, to a maximum rate equal to 80% of your annual salary. The bonus percentage for attainment of objectives between these levels will be calculated on a prorated basis.

     d. A grant, under the Company's Performance Unit Plan, of 1500 performance units, for the period from January 1, 1995 through December 31, 1997. Performance will be measured in terms of a Return (net income) on Investment (equity plus debt) averaged over that three year period. A 10% ROI average over that period will result in an award of $0 per unit, a 15% ROI over that period will result in an award of $100 per unit and a 20% ROI over that period will result in an award of $200 per unit. Performance between 10% and 15%, as well as 15% and 20% will result in a prorated award. You will also be eligible to receive a grant under any subsequent Performance Unit Plans established by the Board of Directors of Schwitzer for any three-year periods beginning on or after January 1, 1996, in accordance with the terms of such Plans.

     e. Upon written request to the Compensation Committee, and upon the Compensation Committee's concurrence, a distribution of your benefits under the Supplemental


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Mr. Gary G. Dillon
January 18, 1995
Page 2

          Schwitzer Salaried Pension Plan payable over three years following your retirement from Schwitzer.

     f. Membership in an Asheville, North Carolina area country club to be used primarily for business reasons. Schwitzer will pay all dues, fees, assessments and expenses in connection with such membership.

     g. The establishment of your personal residence at Kiawah Island outside Charleston, South Carolina, or at any other site not farther than 350 miles from Asheville, North Carolina.

3. During your employment with Schwitzer you will devote your full time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your executive position.

4. In consideration of your having accepted employment with Schwitzer, and your having agreed to continue such employment beyond October 31, 1994, it is mutually agreed that in the event your employment with Schwitzer is terminated by Schwitzer before you reach age 65 for any reason, or in the event that you resign your position with Schwitzer before you reach age 65 for any reason, Schwitzer shall be required, and hereby agrees, to continue paying your then salary, to pay your then bonuses at par levels (such salary and bonus to be at the annual rate prorated after the first year) and to provide all pension, profit sharing, deferred compensation, medical and life insurance benefits under Schwitzer's benefit plans, or the economic equivalent thereof, for a period ending on the earlier of (a)
     18 months from the date of such termination or resignation; or (b) your attainment of age 65. If, pursuant to the terms of a benefit plan, a benefit would be earned or accrued during such period but would be payable on a deferred basis (were you to be employed during such period) the benefit similarly shall be deferred hereunder; provided, however, that Schwitzer reserves the right to pay the present value of such benefit to you in cash at the end of such period.

     If, upon the date of your termination or resignation in accordance with this paragraph 4, you hold any options with respect to the stock of Schwitzer, all such options will immediately become exercisable upon such date and will be exercisable in accordance with the terms of the Company's Long Term Executive Incentive Compensation Plan. Any restrictions on the stock of Schwitzer owned by you upon the date of such termination or resignation, other than 75,000 shares granted to you on October 18, 1994 under the Company's Long Term Executive Incentive Compensation Plan, will lapse on such date. To the extent such acceleration of exercise of such options, or such lapse of restrictions, is not permissible under the terms of any plan pursuant to which options or restricted stock was granted, Schwitzer will pay to you or your beneficiary: (a) an amount equal to the excess, if any, of the aggregate fair market value of all stock of Schwitzer subject to such options, determined on the date of such termination or resignation, over the aggregate exercise price of such options, and you or your beneficiary shall surrender all such options unexercised, and (b) the aggregate fair market value on the date of such termination or resignation of all such restricted stock, and you or your beneficiary shall transfer such stock to Schwitzer. Payments pursuant to the preceding sentence will be made to you or your beneficiary in a lump sum within 30 days after the date of such termination or resignation. Notwithstanding

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Mr. Gary G. Dillon
January 18, 1995
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     the above, restrictions on the 75,000 shares of Schwitzer stock granted to you on October 18, 1994 under the Company's Long Term Executive Compensation Plan shall continue to lapse in accordance with the terms otherwise applicable to such grant.

5. It is further agreed that should your employment be terminated or should you resign your position pursuant to the provisions of paragraph 4 hereof following a Change of Control of Schwitzer, Schwitzer shall, in addition to the payments required of it under paragraph 4, promptly make a lump sum cash payment to you in an amount equal to 1-1/2 times your then annual salary and 1-1/2 times your then annual bonus at par level.

     For purposes of this paragraph a Change of Control of Schwitzer shall have the same meaning as that set forth in the Company's Long Term Executive Incentive Compensation Plan.

6. You are not required to mitigate the amount of any payments to be made by Schwitzer pursuant to this Agreement by seeking other employment, or otherwise, nor shall the amount of any payments provided for you in this Agreement be reduced by any compensation earned by you as the result of self-employment or your employment by another employer after the date of termination of your employment with Schwitzer.

7. It is the intent and desire of Schwitzer that the benefits set forth hereunder shall be provided without any diminution by reason of an excise tax imposed pursuant to the Internal Revenue Code. Accordingly, in the event that any excise tax is due with respect to any excess parachute payment, within the meaning of Section 280G and 4999 of the Internal Revenue Code (or successor provisions), Schwitzer shall pay to you such amount as is necessary to satisfy (a) the excise tax and (b) any additional federal income and excise taxes on (a). If there is any reasonable disagreement between you and Schwitzer as to whether any excise tax is due, Schwitzer shall obtain an opinion of outside counsel with respect to the issue, and both you and Schwitzer shall be bound by such opinion.

8. Prior to October 31, 1993, the Board of Directors of Schwitzer U.S. Inc. reviewed the qualifications of internal candidates eligible to replace you as President and Chief Executive Officer of Schwitzer effective November 1, 1994. Because the Board determined that no such internal candidate was an acceptable replacement, you are required to continue to make a good faith effort to initiate an outside executive search, at the expense of Schwitzer, to identity other qualified candidates for consideration by the Board. It is your and Schwitzer's mutual intent that you will remain as Chief Executive Officer of Schwitzer until your successor is hired. Accordingly, and consistent with that intent, and notwithstanding any other provision of this Agreement to the contrary, it is agreed and understood that should you elect to resign on or after October 31, 1994 and the Board has not employed a successor Chief Executive Officer, Schwitzer shall not be obligated to make the payments otherwise required under the provisions of this Agreement.

9. If you should die during the period described in paragraph 4 above, all amounts payable hereunder to you shall, during the remainder of the period, be paid to your surviving spouse or your estate; provided, however, that benefits under any benefit plan of Schwitzer, or the economic equivalent thereof, shall be paid only to the extent such benefits continue following your death pursuant to the terms of the applicable benefit plan.

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Mr. Gary G. Dillon
January 18, 1995
Page 4

10. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement and you obtain a final judgment in your favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or your claim is settled by Schwitzer prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing your claim will promptly be paid by Schwitzer with interest thereon at the highest statutory rate of your state of domicile for interest on judgments against private parties from the date of payment thereof by you to the date of reimbursement to you by Schwitzer.

11. To the extent the terms and conditions of this Agreement are inconsistent with the terms or conditions of any benefit plan maintained by Schwitzer, the terms of the applicable benefit plan shall prevail.

If the forgoing terms and provisions are acceptable to you, please sign the enclosed copy of this Agreement where indicated and return it to me.

Sincerely,

Schwitzer U.S. Inc.


By:  /s/ J. Richard Hull
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     J. Richard Hull
     Chairman, Compensation Committee of the Board

ACCEPTED AND AGREED TO the date first above set forth.

/s/ Gary G. Dillon
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   Gary G. Dillon
   President and Chief Executive Officer